UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                       PennyMac Mortgage Investment Trust
                                (Name of Issuer)

                    Common Shares, par value $0.01 per share
                         (Title of Class of Securities)

                                    70931T103
                                 (CUSIP Number)

                                December 31, 2009
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 16 Pages

CUSIP No. 70931T103                   13G/A                   Page 2 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    819,469 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    819,469 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            819,469 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             4.90%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 70931T103                   13G/A                  Page 3 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Long/Short Equity Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    131,461 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    131,461 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            131,461 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.79%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
--------------------------------------------------------------------------------

CUSIP No. 70931T103                   13G/A                  Page 4 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Long/Short Equity Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    266,445 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    266,445 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            266,445 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             1.59%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 70931T103                   13G/A                  Page 5 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Long/Short Institutional Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    63,969 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    63,969 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            63,969 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.38%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 70931T103                   13G/A                  Page 6 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Triton 245 Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    22,270 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    22,270 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            22,270 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.13%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 70931T103                   13G/A                  Page 7 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Managed Portfolio Master, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    32,610 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    32,610 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            32,610 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.19%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 70931T103                   13G/A                  Page 8 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Long-Term Equity Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    17,776 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    17,776 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            17,776 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.11%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
--------------------------------------------------------------------------------

CUSIP No. 70931T103                   13G/A                  Page 9 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Capital Management, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,354,000 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,354,000 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,354,000 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             8.09%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO
--------------------------------------------------------------------------------

CUSIP No. 70931T103                   13G/A                  Page 10 of 16 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,354,000 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,354,000 Common Shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,354,000 Common Shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             8.09%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             IN
--------------------------------------------------------------------------------

CUSIP No. 70931T103                   13G/A                  Page 11 of 16 Pages


This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on August 11, 2009 (the "Original Schedule 13G" and the Original Schedule 13G as amended, the "Schedule 13G"), with respect to the common shares of beneficial interest, $0.01 par value (the "Common Shares"), of PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 2(a), 2(b), 2(c) and 4 in their entirety as set forth below.


Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        HIGHBRIDGE INTERNATIONAL LLC
        ----------------------------
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE LONG/SHORT EQUITY FUND, L.P.
        ---------------------------------------
        c/o Highbridge Capital Management, LLC
        40 West 57th Street, 33rd Floor
        New York, New York 10019
        Citizenship:  State of Delaware

        HIGHBRIDGE LONG/SHORT EQUITY FUND, LTD.
        ---------------------------------------
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE LONG/SHORT INSTITUTIONAL FUND, LTD.
        ----------------------------------------------
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        TRITON 245 LTD.
        ---------------
        Cricket Square
        Hutchins Drive, P.O. Box 2681 GT
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE MANAGED PORTFOLIO MASTER, LTD.
        -----------------------------------------
        Walkers Corporate Services Limited, Walker House
        87 Mary Street
        George Town, Grand Cayman KY1-9005, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

CUSIP No. 70931T103                   13G/A                  Page 12 of 16 Pages


        HIGHBRIDGE LONG-TERM EQUITY MASTER FUND, L.P.
        ---------------------------------------------
        40 West 57th Street, 33rd Floor
        New York, NY 10019
        Citizenship:  State of Delaware

        HIGHBRIDGE CAPITAL MANAGEMENT, LLC
        ----------------------------------
        40 West 57th Street, 33rd Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        GLENN DUBIN
        -----------
        c/o Highbridge Capital Management, LLC
        40 West 57th Street, 33rd Floor
        New York, New York 10019
        Citizenship:  United States

Item 4.   Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned:

      As of December 31, 2009, (i) Highbridge International LLC beneficially owned 819,469 Common Shares, (ii) Highbridge Long/Short Equity Fund, L.P. beneficially owned 131,461 Common Shares, (iii) Highbridge Long/Short Equity Fund, Ltd. beneficially owned 266,445 Common Shares, (iv) Highbridge Long/Short Institutional Fund, Ltd. beneficially owned 63,969 Common Shares, (v) Triton 245 Ltd. beneficially owned 22,270 Common Shares (vi) Highbridge Managed Portfolio Master, Ltd. beneficially owned 32,610 Common Shares, (vii) Highbridge Long-Term Equity Master Fund, L.P. beneficially owned 17,776 Common Shares and (viii) each of Highbridge Capital Management, LLC and Glenn Dubin may have been deemed the beneficial owner of the 1,354,000 Common Shares beneficially owned by Highbridge International LLC, Highbridge Long/Short Equity Fund, L.P., Highbridge Long/Short Equity Fund, Ltd., Highbridge Long/Short Institutional Fund, Ltd., Triton 245 Ltd., Highbridge Managed Portfolio Master, Ltd. and Highbridge Long-Term Equity Master Fund, L.P.

      Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Long/Short Equity Fund, L.P., Highbridge Long/Short Equity Fund, Ltd., Highbridge Long/Short Institutional Fund, Ltd., and Highbridge Long-Term Equity Master Fund, L.P. Highbridge Capital Management, LLC is an advisor to Triton 245 Ltd and Highbridge Managed Portfolio Master, Ltd. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC and Glenn Dubin disclaims beneficial ownership of Common Shares held by Highbridge International LLC, Highbridge Long/Short Equity Fund, L.P., Highbridge Long/Short Equity Fund, Ltd., Highbridge Long/Short Institutional Fund, Ltd., Triton 245 Ltd., Highbridge Managed Portfolio Master, Ltd. and Highbridge Long-Term Equity Master Fund, L.P.

       (b) Percent of class:

      The Company's Quarterly Report for the quarterly period ended September 30, 2009, filed on Form 10-Q on November 6, 2009, indicates that as of November

CUSIP No. 70931T103                   13G/A                  Page 13 of 16 Pages


5, 2009, there were 16,735,317 Common Shares issued and outstanding. Therefore, as of December 31, 2009, based on the Company's outstanding Common Shares (i) Highbridge International LLC may have been deemed to beneficially own 4.90% of the outstanding Common Shares of the Company, (ii) Highbridge Long/Short Equity Fund, L.P. may have been deemed to beneficially own 0.79% of the outstanding Common Shares of the Company, (iii) Highbridge Long/Short Equity Fund, Ltd. may have been deemed to beneficially own 1.59% of the outstanding Common Shares of the Company, (iv) Highbridge Long/Short Institutional Fund, Ltd. may have been deemed to beneficially own 0.38% of the outstanding Common Shares of the Company, (v) Triton 245 Ltd. may have been deemed to beneficially own 0.13% of the outstanding Common Shares of the Company, (vi) Highbridge Managed Portfolio Master, Ltd. may have been deemed to beneficially own 0.19% of the outstanding Common Shares of the Company, (vii) Highbridge Long-Term Equity Master Fund, L.P. may have been deemed to beneficially own 0.11% of the outstanding Common Shares of the Company and(viii) each of Highbridge Capital Management, LLC and Glenn Dubin may have been deemed to beneficially own 8.09% of the outstanding Common Shares of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person.

       (c) Number of shares as to which such person has:

           (i)    Sole power to vote or to direct the vote

                  0

           (ii)   Shared power to vote or to direct the vote

                  See Item 4(a)

           (iii)  Sole power to dispose or to direct the disposition of

                  0

           (iv)   Shared power to dispose or to direct the disposition of

                  See Item 4(a)

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 12, 2010, by and among Highbridge International LLC, Highbridge Long/Short Equity Fund, L.P., Highbridge Long/Short Equity Fund, Ltd., Highbridge Long/Short Institutional Fund, Ltd., Triton 245 Ltd., Highbridge Managed Portfolio Master, Ltd., Highbridge Long-Term Equity Master Fund, L.P., Highbridge Capital Management, LLC and Glenn Dubin.

CUSIP No. 70931T103                   13G/A                  Page 14 of 16 Pages


                                   SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 12, 2010

HIGHBRIDGE CAPITAL MANAGEMENT, LLC       HIGHBRIDGE INTERNATIONAL LLC

                                         By: Highbridge Capital Management, LLC
                                             its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       ---------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE LONG/SHORT EQUITY FUND,       HIGHBRIDGE LONG/SHORT EQUITY FUND,
L.P.                                     LTD.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its Trading Manager


By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       ---------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE LONG/SHORT INSTITUTIONAL      TRITON 245 LTD.
FUND, LTD.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its Advisor


By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       ---------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director


HIGHBRIDGE MANAGED PORTFOLIO MASTER,    HIGHBRIDGE LONG-TERM EQUITY MASTER
LTD.                                    FUND, L.P.

By: Highbridge Capital Management, LLC  By: Highbridge Capital Management, LLC
    its Advisor                             its Trading Manager


By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       ---------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director


/s/ Glenn Dubin
----------------------------------
GLENN DUBIN

CUSIP No. 70931T103                   13G/A                  Page 15 of 16 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Shares, $0.01 par value, of PennyMac Mortgage Investment Trust, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 12, 2010

HIGHBRIDGE CAPITAL MANAGEMENT, LLC       HIGHBRIDGE INTERNATIONAL LLC

                                         By: Highbridge Capital Management, LLC
                                             its Trading Manager

By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       ---------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE LONG/SHORT EQUITY FUND,       HIGHBRIDGE LONG/SHORT EQUITY FUND,
L.P.                                     LTD.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its Trading Manager


By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       ---------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE LONG/SHORT INSTITUTIONAL      TRITON 245 LTD.
FUND, LTD.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its Advisor


By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       ---------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director


HIGHBRIDGE MANAGED PORTFOLIO MASTER,    HIGHBRIDGE LONG-TERM EQUITY MASTER
LTD.                                    FUND, L.P.

By: Highbridge Capital Management, LLC  By: Highbridge Capital Management, LLC
    its Advisor                             its Trading Manager


By: /s/ John Oliva                       By: /s/ John Oliva
----------------------------------       ---------------------------------
Name: John Oliva                         Name: John Oliva
Title: Managing Director                 Title: Managing Director

CUSIP No. 70931T103                   13G/A                  Page 16 of 16 Pages


/s/ Glenn Dubin
----------------------------------
GLENN DUBIN